Exhibit 10.2

May 26, 2022

Joey Ballard

Subject: Letter of Agreement for Promotion

Dear Joey,

Congratulations! We are pleased to promote you to the role of EVP, People & Safety based out of Greeneville, TN beginning May 23, 2022. This position will initially report directly to Joey Hogan, President. We look forward to you growing within our organization as a key team member. We have outlined below the major elements of our agreement and ask that you review and confirm your understanding and acceptance with your signature.

Transport Management Services, LLC is part of the Covenant Logistics Group of companies (that work together, serving as a dynamic logistics problem solvers and providing over-the-road and dedicated trucking solutions to customers across the United States. Our industry-leading corporate team members help keep our driving fleets moving. Our covenant stands as one of faith – in our foundation, in serving people and in generating value within the supply chain by adhering to three (3) guiding principles:

Empathy	Servanthood	Virtue
Treating others the way you want to be treated	Putting others before yourself	Practicing integrity, honesty and fairness in all situations

Expected Work Schedule:  Typical hours will be 8:00 AM – 5:00 PM, Monday through Friday with potentially some additional hours and weekend coverage, as needed.

Compensation & Benefits

Salary:  You will be paid a bi-weekly salary in the gross amount of $11,731.20 USD ($305,011.20 USD annualized), less all applicable withholdings and deductions.  This position is Exempt under the Fair Labor Standards Act and, as such, you will not receive any additional compensation for work in excess of forty hours during any work week.

Other Compensation

Executive/ Senior Management Incentive Plan:  You will be eligible to participate in the Executive/Senior Management Incentive Plan. This bonus is a non-guaranteed, nondiscretionary bonus, based on the achievement of specified CLG performance targets. You will be included in the plan with bonus target of 50% of your base annual salary. You must be an active full-time employee at the time of payout to receive this incentive   Copy of incentive plan is forthcoming.

Benefits:  You will continue to be eligible to participate in the Non-Driver Employee Benefits Program. Eligibility dates and details are provided in the Non-Driver Employee Benefits Book.

Vacation:  You will continue to be eligible to receive paid vacation each calendar year per Covenant policy.

“AT-WILL” EMPLOYMENT

This letter is a summary of the terms of our offer of employment to you.  The Company may revoke this offer of employment at any time. This letter is not a contract, and your employment is on an “at will” basis, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this subject. Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures of the Company may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. From time to time, the Company may review the benefits and compensation that it offers to its employees, and the benefits and forms of compensation may be changed or eliminated solely at the Company’s discretion. This letter does not alter your right or the Company’s right to terminate the employment relationship at any time. All benefits and terms of employment are subject to the terms and conditions set forth in the Team Member Handbook, Benefits Guide, and other relevant company policies which may change from time to time at the discretion of the Company.

Congratulations on your new position!

Sincerely,

/s/ Joey Hogan

President

/s/ Lori Fulmer

VP of HR

ACCEPTANCE

I have read and understand the aforementioned information and ACCEPT / DECLINE the opportunity to join Transport Management Services, LLC as indicated: (please check one)

/s/ Joey Ballard	May 28, 2022
Joey Ballard	Date

If declined, please provide reason: